SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

July 30, 2003 (Date of earliest event reported)	Commission file number: 000-29313

MOBILE REACH INTERNATIONAL, INC.

(formerly Asphalt Paving International, Inc.)
(Exact name of registrant as specified in its charter)

DELAWARE	20-0121007
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

8000 Regency Parkway, Suite 430
Cary, North Carolina 27511
(Address of principal executive offices)
(Zip code)

919 469-6997

(Registrant’s telephone number, including area code)

ITEM 1. CHANGES IN CONTROL OF REGISTRANT

On July 30, 2003, Asphalt Paving International, Inc., a Florida corporation, (“API”) merged (the “Merger”) into Mobile Reach International, Inc., a Delaware corporation (“Mobile Reach International”). Mobile Reach International was the surviving company of the Merger. At the time of the Merger, Mobile Reach International was a wholly-owned subsidiary of the API. The purpose of the Merger was to change the state of incorporation of API. Immediately after the Merger all the shares of Mobile Reach International were owned by the shareholders of API in the same percentage ownership they owned shares of API immediately prior to the Merger.

On July 31, 2003, Mobile Reach International acquired all the outstanding shares of Mobile Reach Technologies, Inc., a North Carolina corporation (“MRT”), through a share exchange with the shareholders of MRT (the “Share Exchange”). The effect of the Share Exchange was to make MRT a wholly-owned subsidiary of MRT and to change control of Mobile Reach International (formerly API).

On August 7, 2003, the Board of Directors of Mobile Reach International declared a stock dividend with a record date of August 18, 2003, which had the effect of nullifying a reverse stock split affected in the Merger so that former API shareholders would own one share of Mobile Reach International for each share of API common stock they formerly owned.

Following these transactions, the ownership of the issued and outstanding of Mobile Reach International was a follows:

	Former API Shareholders	Former MRT Shareholders	Total

Number Shares	5,112,460	18,523,628	23,636,088
Percentage	21.63%	78.37%	100%

In addition, Mobile Reach International has outstanding options and warrants to purchase 4,766,472 shares of Common Stock, which are held by former holders of options and warrants to purchase MRT common stock. On a fully diluted basis, therefore, former MRT shareholders acquired approximately 82% of the fully diluted shares of Mobile Reach International. Former API shareholders retained approximately 18% of the fully diluted shares of Mobile Reach International. Fully diluted shares include all outstanding shares and all shares issuable upon exercise or conversion of options, warrants, convertible securities and other rights to acquire shares.

Directors and Officers

     The members of the board of directors and executive officers of Mobile Reach International, together with their respective ages are set forth below. Officers are elected by, and serve at the designation and appointment of, the Board of Directors.

Name	Age	Position

Mike J. Hewitt	38	Director, Chief Executive Office, President and Treasurer
Christopher Johnson	35	Director
Michael Lai Le	48	Director, Chairman of the Board of Directors
Mark Lloyd	39	Director, Vice President, Secretary
Carl Hartman	57	Director

Mike J. Hewitt
Director, Chief Executive Officer, President and Treasurer
Mr. Hewitt is the Chief Executive Officer and President of Mobile Reach Technologies Inc. effective as of December 23, 2002. Since then, Mr. Hewitt’s vision of offering product and full customer service with a heavy emphasis in mobility has successfully driven privately held Mobile Reach Technologies through the threshold of being a new public entity. Successfully completing its merger and operating as the public entity Mobile Reach International, Mr. Hewitt will continue to steer Mobile Reach through the plethora of today’s mobility alternatives by working with customers to implement innovative, yet practical, mobility business solutions that align with their business goals of efficiency and competitiveness.

Prior to joining Mobile Reach Technologies, Mr. Hewitt served as the Vice President of Professional Services for Aquent until 2002, where he was directly responsible for operations in the South East division. Under his leadership, Aquent recorded revenues of $25 million over a three-year period of time. Mr. Hewitt also served as Vice President of Professional services for Renaissance World Wide where he strengthened the company’s strategic capabilities and established strong focus around key service practices, until Aquent acquired them in 2001. His business success gained momentum from the invaluable service he provided to Butler International, as he recorded revenues of $10 million dollars over two and one-half years by deploying practices areas and technical focus areas in enterprise applications, enterprise networks, quality assurance and testing.

As CEO and President of Mobile Reach International, Mr. Hewitt will directly be responsible for the public reporting entity where he will operate two divisions: professional services under the name Mobile Reach Solutions (MRS) and technologies under Mobile Reach Technologies (MRT).

Michael Lai Le
Director, Chairman of the Board of Directors
Michael has more than 30 years of IT experience and has successfully started, grown and exited from technology companies. Michael worked with IBM for over 10 years as a senior consultant leading a variety of projects from Artificial Intelligence utilizing Object Oriented technology to Sales force automation utilizing SAP.

As Founder and CEO, he successfully built and led LKSP Technologies, Inc. into a top-tier ERP consulting firm by developing great team work and strong partnerships with Fortune 500 companies such as IBM, SAP, Goodyear, Panasonic, Tenneco, PWC, Phillip Morris. Within 18 months, LKSP reached revenues of approximately $15M and was sold to RCM Technologies, Inc. in April 1999. Michael stayed on with RCM for a year after LKSP was acquired to help build the ERP division.

In July 2000, Michael co-founded Mobile Reach Technologies, Inc., a new wireless communication technology startup. He served as CEO of MRT during its first 6 months of existence. During this time, Michael put together the management team, hired 23 employees, and set up an office in Germany. Michael continues to serve as Chairman of the Board of MRT but is no longer active in the day-to-day operations.

Michael has a keen vision for technology opportunities and he sees a great opportunity in building an IT service-outsourcing company utilizing the hard-working intellectual Asian-Pacific work force. To develop this vision, he founded International IT services Ltd. (IITS) in September of 2001 and has assembled an impressive management team to lead IITS.

Mark Lloyd
Director, Vice President, Secretary

Mr. Lloyd is the Founder, Chief Technical Officer and Vice President of Business Development of Mobile Reach. Mark founded Mobile Reach Technologies in 2000 as a mobile middleware company and has successfully sold, built and deployed high profile implementations at Duke University Health System, Borders, Hershey’s and Royal Caribbean Cruise Lines.

Mark is responsible for understanding key mobility technology trends across mobile devices and wireless networks, and how these technologies can be effectively applied to deliver high-value solutions for Mobile Reach’s clients. Mark works both internally with staff members to set technical direction, as well as directly with clients to identify areas where mobile and wireless technologies can provide true business benefit to them.

Mark has several years of mobility experience including wireless device and network experience with Ericsson, Nortel & AT&T Bell Laboratories in a wide array of technologies including PDAs, SmartPhone, WAP Browsers, GSM digital cellular phones, dual-mode cellular phones and SS7 switching systems. In addition Mark has a deep background in Software Processes and Object-Oriented development. In 1992, Mark founded a company which developed and commercialized a specialized CASE tool that enabled true Software Engineering via automated support of domain separation, graphical modeling & source code generation.

Mark has a B.S. in Computer Engineering from Iowa State University, an M.S. in Computer Engineering from University of Illinois and a Master of Business Administration from the Fuqua School of Business, Duke University.

Alan Christopher Johnson
Director, Capital Markets Trading UK LLP

Mr. Johnson is currently Head Trader for Index Trading for CMT London. Chris joined CMT in March 1999 to set up trading operations on the LIFFE. Mr. Johnson has an extensive financial banking career that involves several international derivative trading firms. Prior to joining CMT, in 1996 he co-founded S & J Derivatives Trading GmbH, a successful Market-Making firm in Germany that traded on the Deutshe Terminborse. Mr. Johnson established trading operations for major international banks in Japan and Germany. He has extensive risk management and trading skills in equity options, future options, fixed income options, market making, structuring derivative products and volatility trading.

Previously, Mr. Johnson worked for BNP Securities in Tokyo Japan and was in charge of re-structuring the Nikkei Index trading operation. Chris is 36 and currently lives in London with his wife and 3 children. Chris graduated Denison University in 1989 and began work at Chicago Research and Trading in Chicago.

Dr. Carl Hartman
Director

Mr. Hartman has over 31 years in high education, most currently having served as the Associate Executive Director to the Michigan Association of School Boards. Mr. Hartman extensive experience in various component of education delivery; will server Mobile Reach well when it comes to the multiple business entities the company will communicate with.

As the superintendent of Schools for Bangor Township, MI, Mr. Hartman implemented curriculum processes, developed key subject objectives, oversaw district wide school improvements, implemented educational management systems and was responsible for both logistical and labor union management district wide.

Mr. Hartman’s experience and vision of multiple facet management will be of great asset to the board of directors and provide to the companies’ management team the educational process of which Mobile Reach intends to market its solutions too.

Mr. Hartman holds his PhD and Masters from Michigan State University and Bachelors of Science in Physical Education from Central Michigan University. Mr. Hartman also serves as an Alumni Board of Director to Michigan State College of Education.

The following table sets forth information regarding the beneficial ownership of our common stock taking into account the stock dividend whose record date is August 18, 2003. The information in this table provides the ownership information for:

•	each person known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our directors;

•	each of our executive officers; and

•	our executive officers and director as a group.

     Beneficial ownership has been determined in accordance with the rules and regulations of the Securities and Exchange Commission and includes voting or investment power with respect to the shares. Unless otherwise indicated the persons named in the table below have sole voting and investment power with respect to the number of shares of Common Stock of Mobile Reach International indicated as beneficially owned by them. Unless otherwise indicated, the address of each beneficial owner is: Mobile Reach International, Inc., 8000 Regency Parkway Suite 430 Cary, North Carolina 27511.

Name of	Number of Shares	Percentage of
Beneficial Owner	Beneficially Owned	Outstanding

Christopher Johnson(1)	1,331,782	4.70%
Dale Scales(2)	2,231,881	7.86%
David Revord(3)	1,926,398	6.79%
Mark Lloyd(4)	2,318,538	8.39%
Michael Le(5)	2,322,172	8.20%
Michael Hewitt	1,974,041	6.95%
Carl Hartman	—	—
Officers and Directors as a group (5 people)(6)	7,946,533	28.86%

(1)	The number shares beneficially owned by Mr. Johnson includes 12,372 shares of common stock issuable with respect to options which may be exercised in the next 60 days, and does not include 37,117 shares of common stock issuable with respect to options which may not be exercised in the next 60 days.

(2)	The number of shares beneficially owned by Mr. Scales includes 658,275 shares of common stock issuable with respect to a warrant, which warrant’s terms restrict warrant exercise to events other than the passage of time, and which events may or may not occur in the next 60 days. The Company has reported these shares as beneficially owned since the events could occur in the next 60 days.

(3)	The number of shares beneficially owned by Mr. Revord includes 12,372 shares of common stock issuable with respect to options which may be exercised in the next 60 days, and does not include 37,117 shares of common stock issuable with respect to options which may not be exercised in the next 60 days.

(4)	The number of shares beneficially owned by Mr. Lloyd includes 343,713 shares of common stock issuable with respect to options which may be exercised in the next 60 days, and does not include 756,105 shares of common stock issuable with respect to options which may not be exercised in the next 60 days.

(5)	The number of shares beneficially owned by Mr. Le includes 24,745 shares of common stock issuable with respect to options which may be exercised in the next 60 days, and does not include 74,235 shares of common stock issuable with respect to options which may not be exercised in the next 60 days.

(6)	The number of shares beneficially owned by all officers and directors as a group includes 380,830 shares of common stock issuable with respect to options which may be exercised in the next 60 days, and does not include 867,457 shares of common stock issuable with respect to options which may not be exercised in the next 60 days.

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

The transaction reported in Item 1 above resulted in the acquisition by the Registrant of MRT as a wholly-owned subsidiary. All the assets and liabilities and business of MRT continue to be owned and operated by MRT following the acquisition described in Item 1.

MRT’s assets primarily consist of software it has developed. The business conducted by MRT and the software owned by MRT, which is used in that business, is described in Item 5 of this Report.

ITEM 5. OTHER EVENTS AND REGULATION F D DISCLOSURE

DESCRIPTION OF BUSINESS

The Registrant conducts all its business through its subsidiary, Mobile Reach Technologies, Inc. (MRT). The Registrant and MRT are also hereafter collectively referred to as the Company or Mobile Reach.

General

The Company sells its software products and services to clients who desire to increase the efficiency by which their employees access, utilize and exchange data using mobile networks. Our solutions are not dependent upon any single product or system. Currently, most mobile network hardware falls into one of two categories. Some networks serve mobile devices that are always on and are always connected to the network. Other networks serve mobile devices that are connected to the network only when users desire to access or input information. We believe most companies could be best served by having networks that serve both mobile users whose devices are always on and other devices that are occasionally connected computers (OCC). Over time, the Company expects equipment manufacturers will begin introducing networks that serve both types of users on the same network. We anticipate the market will move toward standardized networks. By being ahead of this trend, the Company believes its platform and adaptable online-offline connection features will result in increased sales.

The Company began selling products and services in mid 2000 as a mobile solution provider under the name Mobile Reach Technologies, Inc. Our products and services were based on one of the leading enterprise platforms, called Remedy, a Service Management solution. Since that time, the Company has established offices in the United States and Germany. Today, Mobile Reach has expanded its goals beyond Remedy-based enterprise platforms. Our expanded business model is to deliver the products and services customers require to deploy enterprise-wide solutions to their businesses.

Customer Needs and Solutions

Although many industries can benefit from efficient mobile networks, we intend to initially focus our efforts within the industries we believe are likely to reap the highest returns on investment by deploying efficient mobile solutions. We believe these industries include: pharmaceutical and healthcare, transportation and logistics, financial services, utilities and energy, sales force automation (SFA) and field services.

What problems do we help our customers solve? Most customers have invested substantial amounts in enterprise application software, from providers such as Seibel, SAP, Oracle and Remedy. Enterprise applications software usually resides on servers that are designed to allow access to a network only from desktop computers, not from hand held mobile units of employees, vendors and partners. Simply put, we assist customers to expand access to existing and future enterprise applications software from desktops to mobile devices, utilizing our processes and technologies.

We believe our software tools allow us to efficiently solve many of the mobility problems of our clients and constitute one of our primary competitive advantages. We also believe that customers are no longer willing to just buy cool technology. Customers will invest in technology only if they believe the investment will help them solve critical business processes. Consequently, our strategy combines our mobile technologies with consulting services that assist customers to identify their business problems, develop solutions and then deploy mobile solutions that are integral parts of their everyday business process. By focusing our products and services solely around mobility, we seek to position the Company to become a mobile solutions leader.

Services

A key component of our business strategy is to provide professional services based on industry recognized best practices that enable our customers to understand mobility solutions, define solutions that achieve specific goals that will work for their business, and then successfully develop and implement solutions. Mobile Reach plans to meet these objectives by providing the following services:

Mobile Strategy Development and Assessment.

Our Mobile Strategy Development services assist customers to develop mobile strategies that fit their business needs. The Mobile Strategy Assessment services provide customers with an impartial evaluation of how successfully their current mobile strategy will support their business needs as well as how to implement and support the strategy.

These two services are valuable to our customers, because many aspects of mobile technologies are in the formative stage. Consequently, many customers may not understand the impact of one decision verses another.

Business Process Analysis and Improvement.

The analysis portion of our service clearly documents the current business processes of customers and shows how different mobile strategies will impact their business processes. Additionally, the process improvement component of our services identifies how their current way of doing business should change, as well as how they can improve their operations by implementing mobile strategies.

This service provides our customers with several benefits, including a foundation for the development of a Return on Investment (ROI) analysis that is required by many businesses before management will approve funds to move forward. Another benefit of this service is to prepare the customer’s workforce and management for the changes the mobile strategy will bring and thereby improve its success and acceptance.

Application Systems Development and Integration.

This service addresses three major success factors of any mobile strategy: is there an application system to support the strategy, does it work efficiently, and is it compatible with the customer’s existing computer network?

By utilizing, a structured approach to application systems development and integration based on clearly understood business processes, Mobile Reach can provide our customers with solutions that meet these success factors.

To successfully satisfy our customers’ needs, our system development teams must include experienced project managers, business analysts, technical architects, programmers, quality assurance specialists, as well as hardware and network specialists.

Quality Assurance and Testing

Quality is at the intersection of Business and Information Technology (IT). Without it, our customers can lose millions of dollars. Poor application quality can paralyze a salesforce, limit their ability to process transactions or drive their customers to competitors.

As companies strain to meet increasingly aggressive deadlines with limited resources and budgets, they look for leverage and economies wherever they can find them. Mobile Reach’s software testing services are flexible and scaleable to complement the customer’s development and release strategies.

Software and application testing is a critical component of any development project. Quite simply, solutions that don’t function properly are no solution at all. The role of testing is to verify that information and technical environments function predictably with a high level of confidence. Software Quality Assurance (SQA) is a full life cycle activity that includes requirements verification, test planning, test case design and implementation, test automation scripting, results analysis and metrics reporting.

Mobile Reach’s quality assurance and testing consultants perform independent verification and validation of complex mobile and Web-based applications and environments to ensure that they function predictably for both our clients and their customers. Mobile Reach provides a full suite of services - these include Quality Assurance assessment and strategy, methodologies, full life cycle testing, testing automation and training, software evaluation and mentoring needs.

We provide consulting in the area of testing and quality assurance methodologies. Our in-house senior testing consultants developed these methodologies based on their experience and proven techniques and tools. We can easily adapt each methodology to any development or project management framework. Our services consist of:

•	Quality Assessment

•	Test Planning, Development and Execution

•	Automated Testing Methodology

•	Load and Performance Testing

•	Enterprise Performance Assurance

System Implementation.

This service addresses the major areas impacted by any system implementation: business processes, application system functionality, and operational procedures. Mobile Reach supports the implementation phase of the project with a team of professionals who work with the customer to define and develop the solution. This allows us to provide quick responses to questions and to resolve problems as they arise.

Operational Support and Applications Maintenance.

This service provides customers with ongoing support services from a team of professionals who know how and why the specific solution was developed and what business needs it is addressing. These services include professionals who can provide day-to-day operational support and monitor and resolve problems. Our development teams also define and develop additional system functions above the base application as business requirements are identified.

In summary, we have designed our services to provide our customers with mobile solutions that meet their business needs, provide the expected return on investment, functional reliably in the customer’s day-to-day operations, and are economically supportable on an ongoing basis.

Software Products

HealthReach™ - is a mobile application software designed to present medical caregivers with the information necessary to deliver excellent care in each of many patient encounters.

Caregivers make decisions every hour about the diagnosis, treatment and on-going therapy for patients. At each decision point, the quality and timeliness of the information about that patient influences the quality of patient care decisions, the success of treatment and the efficiency of physicians and other caregivers.

The HealthReach Suite has been deployed to enhance the timeliness and quality of information available to caregivers at the point of care and thus to improve patient care.

Currently, Duke University Health System is running HealthReach in several areas, including emergency and cardiac care.

Harmony m-ARS Suite - provides significant productivity increases to customer organizations via a suite of mobile applications tied to back-office systems of Remedy-based enterprise platforms. Existing ARS (Action Request System) based business processes are quickly mobilized via the “plug & play” applications listed below. The Harmony m-ARS Suite has three modules that can be customized to the customer’s business needs, HelpReach, AssetReach and ServicePulse.

•	HelpReach is a wireless extension of Remedy Corporation’s Help Desk Product. HelpReach enables information technology support staff to bring the power of Remedy’s Action Request System directly to the point of customer service.

•	AssetReach extends the power of Remedy’s Asset Management System by tying together the Remedy product, bar code scanning and networking within the same mobile device.

•	ServicePulse is a powerful application in the Harmony m-ARS Suite that provides wireless real-time results tracking, giving managers the ability to monitor and react to services indicators while they are away from their desk or their computer.

The Harmony m-ARS Suite was formerly named Splitware. The new product naming is part of the Company’s strategy to expand its mobile offering and platform.

Emulation Support Interface - The Company is currently developing an SDK (Software Development Kit) emulation support interface to be called Harmony SDK. This application will provide support to partners, integrators, network operators and OEM customers, who want to test, embed, design and work from the standards of Harmony. We intend to bundle and license this offering as an OEM opportunity. We also intend to use this application as a strategic tool for our consulting services to generate consulting revenue.

Platform

Harmony Attendant – is a scaleable mobile middleware platform we are developing that will reside within the enterprise networks of our customers. It will provide seamless connectivity from back office systems to simultaneous mobile users and devices. The next generation in middleware architecture is being built from the same principals in which Harmony is already based.

We believe our Harmony software is compatible with legacy, CRM (Customer Relationship Management), and ERP (Enterprise Resource Planning) systems. This will allow Mobile Reach to partner, develop and integrate its proprietary applications with leading enterprise systems, including Oracle, SAP, PeopleSoft, Siebel and Remedy, as well as customer-built back-office databases.

Currently, the Company has an agreement with Remedy Corporation to market and integrate our mobile platforms with the Remedy Action Request System. The Company’s management team is beginning conversations with other enterprise companies, such as SAP, Siebel and Oracle, but has no agreement with such companies.

Harmony’s modular design enables IT professionals to plug-in a stand-alone application or several scalable applications all at once or over an extended period of time. Its permission based access panel allows administrators to increase access to any or all-mobile users within minutes.

We are expanding the components of Harmony Attendant so that Harmony can be deployed as a scalable asynchronous application within the enterprise. The design is based on the following considerations: modularity, interoperability, scaled integration and compatibility.

Harmony mPass – Mobile Reach’s web based mPASS involves permission-based mobile users in the sales cycle by providing access to collaborative documents and back office resources where and when they need them. Mobile Reach’s mPASS is a portal based module that is available as part of the Harmony Enterprise Mobile Suite.

Harmony’s mPass client access portal connects groups within the enterprise. The access portal allows remote users to interface with back office legacy systems, such as ERP (Enterprise Resource Planning), CRM (Customer Relationship Management), HR (Human Resources) and financial systems.

The Harmony’s mPass access portal will support many of the prevailing wireless networks and mobile devices most widely used in the industry, including preferred platforms such as Palm, RIM Blackberry, Pocket PC, WinCE and other standard Windows platforms.

Harmony mReach – facilitates collaboration, decision-making, reporting and sales process automation with unique features for both clients and administrators. Authorized employees, vendors and customers running Harmony can access their IMAP mail, corporate messaging, calendars, task to-do notes, and vital corporate documents essential for smooth business processes. In the future, mReach will allow larger corporations to conduct web-based training, mentoring, real-time mobile collaborative meetings, video related services as well as to operate location-based technologies.

Third Party Products
As part of its core value proposition, the Company intends to first utilize its internal systems and technology. Under certain circumstances, however, the Company will seek third party solutions and or equipment manufactures to bundle a complete solution. Third party solutions may include security applications, as well as licenses for operating systems that enable the Company’s offering to be compatible and fully compliant with customer systems.

Marketing

To reach its customers, Mobile Reach has identified three (3) separate channels:

Direct. Mobile Reach will us our own sales force to market and sell its products. Mobile Reach’s Sales and Marketing teams are combined to respond rapidly to the market and customer needs. Each niche market, such as healthcare (and within healthcare, markets such as hospitals and pharmacies), requires teams to fully assess and meet its unique needs. The Company believes having the most experienced sales reps and sales engineers entrenched in specific niche markets, rather than broader industries, will lead to sales successes.

‘VARs’, Mobile Reach will enter into agreements with ‘value added resellers’ to market the Company’s products as part of their own solutions packages. VARs will receive a discounted price from the Company for each license.

‘OEM’ arrangements (“Original Equipment Manufacturers”). We will seek out established integrators to license one of the Company’s products either on a limited basis or a full proprietary basis. The integrator will essentially “license” the particular technology from the Company on an exclusive basis for the purposes of integration. The Company will seek a volume based per user fee from OEMs.

We anticipate most of our revenue will initially be derived from direct sales and sales through VARs. We do not expect OEM (Original Equipment Manufacturers) sales until our products become wildly accepted and established in the market. We will, however, seek OEM opportunities as they arise.

We intend to initially rely primarily on direct sales to sell both our services and our software. We intend to expand and recruit a sales force that is segmented into product specialties and not generalists. Successfully delivering our services will require people who understand the customer’s industry and daily processes.

Competitive Factors

The Company competes in the Mobile Middleware Market. Middleware includes software that enables back office systems and mobile devices to communicate with one another. We believe the following factors will be essential to our successfully competing in this market:

Market Vision. We believe there are several key sectors in which Mobile Middleware is projected to grow exponentially. Consequently, the Company has already identified, researched and tested these industry-specific applications. We believe this will assist us to achieve our long-term vision of becoming a mobile delivery platform capable of being used across multiple products and systems. We intend to try to protect specific mobility processes of our software by filing process and delivery patents to maintain our market position.

Technology. The Company has developed extensive trade secret processes and intellectual property. We intend to continue to develop new products and to improve existing products, such as our upcoming application compatibility and intelligent tools-sets features. We believe developing new technologies and combining technologies with our unique customizable approach to providing mobility solutions will be key features in competing in the emerging mobile middleware sector.

Strategic Relationships. The Company has identified and secured numerous relationships with channel, solution and technology companies. We believe these relationships will enable (i) our branded software products to power the products of other companies; (ii) our product and services to be a part of turn-key solutions; and (iii) our technology to be ahead of the curve with regard to enterprise-grade mobility products.

Focus. Our core technology initially targeted one of the leading enterprise platforms, called Remedy. In the future, we will try to leverage our experience with Remedy to work with several other industry platforms, such as Oracle, Siebel, SAP and PeopleSoft. By leveraging proven tool-sets from these larger enterprise vendors, we believe we will be able to roll-out specific, much needed mobile solutions to customer enterprises. We believe customers are ready to accept a scaleable mobile solution that harnesses the power of existing back office systems for which our potential customers have already spent millions of dollars.

Product Differentiation. We believe our competitive advantages that distinguish our products from other vendors are:

Scalability. The Company’s software works for customers of all sizes, whether small organizations with a limited number of users or large organizations with thousands of users in multiple locations.

Compatibility. Customers can maintain control over their own proprietary information and/or applications during set-up. They have the option to include groups, back office functions, or time sensitive materials by the click of a mouse. Competing products often require customers to collect data offsite during development. Our software allows customers to continually customize their own mobile suite, using our powerful import tools.

Customization. The Company’s Mobile Enterprise Development Kit allows Mobile Reach and its partners to quickly respond to client demands to move specific information of the customer through its network to and from mobile devices.

Precision. Mobile Reach’s development emulator allows enterprises, partners and companies alike to test and introduce new mobile devices and changing wireless technologies into and within the mobile network.

Business Strategy

Customers seek solutions that can be used with multiple products and systems to better meet their growing needs. There can be no assurance, however, that the larger Enterprise Resource Planning (ERP) and Custom Relationship Management (CRM) companies will allow or support this much needed change. Proprietary based technologies often try to hide, elude or disassociate themselves from standardization.

The Company intends to become one of the first mobility solutions companies with a software platform that works with multiple products and systems.

One example of this collaborative approach is Siebel’s Systems - Universal Application Network (UAN). Siebel has opened its architecture platform to encourage vertical integration by other companies. We believe open architecture will provide Siebel with competitive advantages in the mobile market. We intend to seek a strategic partnership with Siebel to develop applications within Siebel’s Universal Application Network for devices, such as Java phones, as well as other specialty devices that will emerge in the marketplace, both on an enterprise and consumer levels.

Our strategy is based on the following general assumptions about the mobile industry:

(i)	Other e-business enterprise software vendors will adopt the same principals Siebel has adopted.

(ii)	Wireless networks will advance at the rates projected by industry analysts.

(iii)	Large customers will be inclined to select a platform that works with multiple products and systems, as research indicates from Gartner, Aberdeen and ITC.

(iv)	We will be able to gain sales by heavily marketing to specific niche markets, such as Healthcare.

Sales

Mobile Reach’s mission is to become the dominant provider of products and services that enable mobile workers to enter and access to information when they need it. To accomplish this mission, we intend to listen to prospects, customers, applications software companies, hardware companies, and value added resellers to identify their key needs, develop products and services to address their needs and then communicate the value proposition our products and services offer.

We will primarily focus our sales efforts on industries that have a high number of mobile workers that need to enter and access information to function effectively. We believe the following industries will benefit most from our products and services and they can receive a return on investment in a short amount of time: Pharmaceutical and Healthcare, Transportation and Logistics, Financial Services, Utility and Energy, Sales Force Automation (SFA) and field services.

Mobile Reach is transitioning from a pure product sales structure to a sales structure based on a complete offering of mobile products, solutions and services. The core components of the structure will include the following:

Business Development. Our business development organization will prospect, identify, qualify, and possibly close certain opportunities.

Account Managers. Each territory-based account manager will primarily focus on new customers in the manager’s regions.

Strategic Account Managers. Each strategic account manager will proactively manage 10-15 specific strategic accounts.

Channel Managers. Channel managers will be responsible for improving our channel relationships and driving leads and revenue through our channel partners.

Intellectual Property

The Company has prepared two provisional patent applications for submittal, encompassing the bulk of the Company’s core technology processes. These applications have not yet been filed. Part of the proceeds for this offering will be used to pay for patent applications and other intellectual property protection. Mobile Reach expects to file these applications soon and to file additional applications as the Company continues to develop proprietary technologies and processes behind them. There can be no assurance any patents will be granted as a result of our applications, or if granted that they will provide us with significant competitive advantages.

We have not registered any trademarks used with our products nor any of our copyrights. We rely on our common law rights to our trademarks and on the laws relating to trade secrets and proprietary know-how for protection of our copyrights. Our practice is to require each of our key employees, consultants and advisors to execute a confidentiality agreement. These agreements generally provide that the individuals must keep confidential and not disclose to other parties any confidential information developed or learned by the individuals during the course of their relationship with us except in limited circumstances. These agreements also generally provide that we own all copyrights and inventions conceived or developed by the individuals in the course of rendering services to us.

Company History

Mobile Reach International, Inc. (the “Company”) was incorporated in the State of Delaware in July 2003. At the time of incorporation, the Company was a wholly-owned subsidiary of Asphalt Paving International, Inc. (“API”), a company incorporated in the State of Florida in January 1998. API’s shares were publicly traded, but API conducted no active business.

Immediately following the incorporation of the Company, API merged into the Company and the shareholders of API owned all the stock of the Company. As a result of the merger, the Company was the surviving corporation in the merger, the state of incorporation of the corporate entity owned by API’s shareholders was changed to Delaware and the Company’s shares became publicly traded on the Over-the-Counter Bulletin Board.

Immediately after the merger with API, the Company acquired all the shares of Mobile Reach Technologies, Inc. (“MRT”), a North Carolina corporation, in a share exchange with all the shareholders of MRT. As a result of the share exchange, MRT became a wholly-owned subsidiary of the Company.

MRT, which was incorporated in North Carolina in July 2000, continues to conduct the business conducted prior to the share exchange. MRT has developed and sold mobile technology and services for information systems and communications networks. In late 2000, MRT acquired its wholly-owned subsidiary, Mobile Reach Technologies, GmbH (“MRT-GERMANY”), which is located in Germany, to market the Company’s products and services to the European market. The Company will continue to conduct business through MRT and MRT-Germany.

Employees

The Company has 22 employees. Of these, five are in technology development, four are mobility strategy consultants, four are in sales and marketing and nine are management and administrative. The Company owes its employees approximately $114,000 of accrued salary. Raising capital and generating revenue to pay accrued salary and future salaries of current and future employees will be a necessary to retain and recruit the personnel the Company requires to achieve its goals.

Properties

The Company owns no real property. The Company is currently leasing 3200 square feet of office space at Regency Park, located specifically at 8000 Regency Parkway Suite 430, Cary, NC 25711. Additionally, the Company is in negotiations to increase the space it leases so that the Company can hire additional employees and better service customers.

Legal Proceedings

Currently, there are no legal proceedings against the Company. A former officer of the Company has threatened a legal action against the Company.

EXECUTIVE COMPENSATION

A summary of the Compensation of our executive officers is set forth:

Michael J. Hewitt, our Chief Executive Officer, President and Treasurer, receives a base salary of $200,000 per year, which will increase by twenty-five percent (25%) per year for the next three (3) years. Thereafter, increases of twenty-five (25%) will be made, if any, based on Mr. Hewitt’s satisfactory performance of objectives set by the Compensation Committee of the Company’s Board of Directors. Mr. Hewitt will also receive certain incentive bonuses each quarter based on Company operations. In the event that the Company is sold or merges with another company, and the proceeds of the sale or merger exceed $30 million, Mr. Hewitt is eligible for an additional bonus of $1 million out of the proceeds. Mr. Hewitt also received, as a signing bonus, shares of common stock of Mobile Reach Technologies, Inc., which have been exchanged for 1,328,240 shares of the Company’s common stock. Upon termination of Mr. Hewitt’s employment with the Company, he is eligible for severance payments equal to two year’s base salary, provided that if such termination was voluntary by Mr. Hewitt, his severance payment will be equal to three month’s salary, and if such termination was involuntary due to his death or disability or was for cause, then Mr. Hewitt’s severance payment will be $150,000. Mr. Hewitt is eligible for options under the Company’s Equity Compensation Plan at the discretion of the Board of Directors.

Mark J. Lloyd, our Vice President and Secretary, receives a base salary of $120,000 per year. Upon the closing by the Company of financing rounds totaling over $2 million, Mr. Lloyd’s base salary will increase to $175,000 per year. Mr. Lloyd will also receive a bonus equal to twelve and one-half percent (12.5%) of the net sales received by the Company on certain of its contracts. Mr. Lloyd will also receive a cash bonus equal to $93,600 upon the earlier to occur of the closing by the Company of financing rounds totaling over $2 million or December 31, 2003. In the event of termination of Mr. Lloyd’s employment for any reason, Mr. Lloyd is eligible for a severance payment of $93,600 in lieu of the cash bonus mentioned in the preceding sentence, plus three months of his then-current salary. Mr. Lloyd is eligible for options under the Company’s Equity Compensation Plan at the discretion of the Board of Directors.

2003 Equity Compensation Plan

We adopted our 2003 Equity Compensation Plan on July 29, 2003. The plan provides for the grant of options intended to qualify as “incentive stock options”, options that are not intended to so qualify or “non-statutory stock options”, and restricted stock. The total number of shares of common stock reserved for issuance under the plan is 12,781,149, subject to adjustment in the event of a stock split, stock dividend, recapitalization or similar capital change. No shares have been issued under the plan, and options to purchase 3,912,030 shares of common stock are outstanding under the plan or will be outstanding when the Company completes its exchange of options for options of MRT.

The plan is administered by our board of directors, which selects the eligible persons to whom options shall be granted, determines the number of common shares subject to each option, the exercise price therefore and the periods during which options are exercisable, interprets the provisions of the plan and, subject to certain limitations, may amend the plan. Each option granted under the plan shall be evidenced by a written agreement between us and the optionee. Grants may be made to employees (including officers) and directors and certain of our consultants and advisors.

The exercise price for incentive stock options granted under the plan may not be less than the fair market value of the common stock on the date the option is granted, except for options granted to 10% stockholders which must have an exercise price of not less than 110% of the fair market value of the common stock on the date the option is granted. The exercise price for non-statutory stock options is determined by the board of directors. Incentive stock options granted under the plan have a maximum term of ten years, except for 10% stockholders who are subject to a maximum term of five years. The term of non-statutory stock options is determined by the board of directors. Options granted under the plan are not transferable, except by will and the laws of descent and distribution.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     MRT has a contract with a company controlled by a Board member of the Registrant, Michael Le, to provide software development services to the MRT. The Registrant believes the terms of that contract are not more beneficial to Mr. Le’s company than unaffiliated third parties would require for similar work. To the extent we may enter into any agreements with related parties in the future, the Board of Directors has determined that such agreements must be on similar terms to the terms in transactions that we could have obtained from unaffiliated third parties on an arm’s length basis.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Report contains certain financial information and statements regarding our operations and financial prospects of a forward-looking nature, including new products under development and their features and prediction of industry trends and future partners. Although these statements accurately reflect management’s current understanding and beliefs, we caution you that certain important factors (including, without limitation, factors described in the section of this Report entitled “RISK FACTORS”) may affect our actual results and could cause such results to differ materially from any forward-looking statements which may be deemed to be made in this Report. For this purpose, any statements contained in this Report that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as, “may”, “will”, “intend”, “expect”, “believe”, “anticipate”, “could”, “estimate”, “plan” or “continue” or the negative variations of those words or comparable terminology are intended to identify forward-looking statements. There can be no assurance of any kind that such forward-looking information and statements will reflect in any way our actual future operations and/or financial results, and any of such information and statements should not be relied upon either in whole or in part in connection with any decision to invest in the shares.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before you purchase any of our common stock. These risks and uncertainties are not the only ones we face. Unknown additional risks and uncertainties, or ones that we currently consider immaterial, may also adversely affect our business operations.

If any of these risks or uncertainties actually occurs, our business, financial condition or results of operations could be materially adversely affected. In this event you could lose all or part of your investment.

We have a limited operating history and are not yet profitable.

We are a relatively new company that is not yet profitable. We expect to continue to have substantial expenses before we earn significant income in excess of our expenses. The establishment of any new business involves problems, expenses, difficulties, complications and delays. It is not possible for anyone, including us, to predict with certainty what all of these expenses, complications and delays will be. We cannot guarantee to you that we will be able to overcome these obstacles, and we cannot guarantee to you that we will ever be profitable.

Our financial results for the seven month fiscal year ending July 31, 2003 are expected to show substantial losses.

Following the merger and share exchange transaction with Asphalt Paving International, Inc. and Mobile Reach Technologies, Inc., we elected to have our fiscal year end on July 31, 2003, which was the fiscal year end of Asphalt. We expect the financial statements we file with the Securities and Exchange Commission (“SEC”) in our Form 10-K for

this seven month year will reflect substantial losses due in part to the diversion of management’s time and effort to the merger and share exchange transaction, the expenses of the merger and share exchange transaction and employee compensation expense due to issuances of stock to management prior to the closing of the merger and share exchange.

Our subsidiary, Mobile Reach Technologies, Inc., has never had its financial statements audited and audited financial statements reflecting the audited financial results have not been filed with the Securities and Exchange Commission.

Our subsidiary, Mobile Reach Technologies, Inc. has never had its financial statements audited. Consequently, we have not filed financial statements with the SEC reflecting the consolidated performance of the Company and our new subsidiary. We intend to file audited financial statements within the time required by SEC rules. Failure to do so could disrupt trading in our stock on the Over-the-Counter Bulletin Board.

We depend upon a limited number of customers.

We anticipate that a significant portion of our revenues in 2003 will be derived from orders from a limited number of customers. In particular, we are highly dependent on our relationship with Duke University Medical Center. The timing of receipt, fulfillment and deployment of orders from Duke University Medical Center and other significant customers is likely to cause significant fluctuations in our operating results, especially on a quarterly basis. Further, if we were to lose any of these customers there would be a significant impact on our financial status.

We are dependent on certain key personnel, including our Chief Executive Officer, Michael Hewitt.

We are highly dependent on certain key individuals, including Michael Hewitt, our Chief Executive Officer, for management and operation. Our operations would suffer significantly if some or all of these individuals were to terminate their relationship with the company for any reason. Retaining these relationships will become even more important as we grow. We cannot assure you that we would be able to replace a key individual who terminated his or her relationship with the company. It would cost us more to replace a key individual than it costs us to retain these relationships. There is strong competition for recruitment of new technical personnel, in particular, and if we are unable to attract qualified personnel we will be unable to grow or sustain its business. We do not have any key-man life insurance on our current employees.

We are dependent on proprietary intellectual property, and our measures to protect such property may be insufficient.

We rely on a combination of trade secrets, copyright and trademark laws, nondisclosure and other contractual provisions and technical measures to protect our proprietary rights in our products, such as Splitware/Harmony. We have not registered our copyrights or trademarks and instead we are relying on common law to protect our rights. We cannot assure you that these protections are adequate or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology. We believe that our products, trademarks and other proprietary rights do not infringe upon the proprietary rights of third parties, but we cannot assure you that third parties will not assert infringement claims against us in the future.

The wireless communications industry is highly competitive and we may be unable to compete effectively.

The industry of providing mobile solutions for information technology systems is highly competitive. Many companies compete nationwide to provide mobile solutions to businesses and entities using information technology systems and communications networks. If a competitor offers products and services that are equal to or superior to our products and services, or offers products and services at lower prices than we do, it may be difficult or impossible for us to sell our products and services in sufficient volumes to sustain operations. We cannot assure you that market demand will continue to grow, and increases in capacity by us and our competitors may lead to greater competition in the market, which competition would adversely affect our ability to sells its products and services in sufficient volume to sustain operations.

Our market is changing rapidly and we may not be able to move fast enough to accommodate the market’s changes.

The market for information technology systems and communications networks is changing rapidly as new technologies are introduced and old ones are abandoned. While we will try to make changes in our products and services to keep up with the changing market, we cannot assure you that rapid changes in products and services will not make our products and services obsolete, such that we will be unable to compete in the market.

Demand for our products may fail to materialize as expected.

The market for the products and services we offer is relatively new and there is little hard data to validate market demand or predict how this demand will be segmented. There could be much lower demand than believed, or interest in our products and services could decline or die out, which would adversely affect our ability to sustain operations.

We rely on third-party suppliers, and supply-chain failures could harm our business.

Our products and services use and rely on components (products or technology, including software) obtained from a number of suppliers. If the components from any of these suppliers do not work properly, or are not delivered on time, or if the supplier of a component decides for any reason that it does not wish to continue to license its components to us or our customers, we could be prevented from providing our products and services and making sufficient revenue to sustain operations.

We may be subject to product liability or breach of contract claims if our wireless solutions do not work as promised.

The mobile solutions we provide for information technology systems are designed to facilitate information flows over such systems. If our mobile solutions fail to work as anticipated, customers may bring claims against us, despite limitations on such claims in our contracts and agreements with customers. Defending against such claims can be costly and time consuming, and could have a material adverse effect on our operations, even if we are found not to have been at fault. We have liability insurance and anticipates that we will continue such coverage if it is available at a reasonable cost. Future increases in insurance premiums may prevent us from maintaining adequate insurance coverage. A large damage award against us could exceed our insurance coverage and adversely affect our financial condition.

Unless an active trading market develops for our common stock, you may not be able to sell your shares.

Although we are a reporting company and our common stock is listed on the Over-the-Counter Bulletin Board, there is no active trading market for our common stock. An active trading market may never develop or, if developed, it may not be maintained even after we register the shares you purchase. Failure to develop or maintain an active trading market will negatively affect the price of our securities, you may be unable to sell your shares or such sales may lower the market price, and therefore your investment would be a complete or partial loss.

We are subject to the penny stock rules, and therefore you may find it more difficult to sell your securities.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ Stock Market provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The rules require that a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, deliver to the buyer a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in connection with the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the rules generally require that prior to a transaction in a penny stock; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the liquidity of penny stocks. Our securities are subject to the penny stock rules, and thus investors in the offering may find it difficult to sell their securities.

Our founders, officers and directors beneficially own approximately 36 % of our stock on a fully diluted basis; their interests could conflict with yours; significant sales of stock held by any or all of them could have a negative effect on our stock price; shareholders may be unable to exercise control.

As of August 18, 2003, our founders, officers and directors beneficially owned approximately 36% of our common stock on a fully diluted basis. In addition, employees of the Company own additional shares and rights to acquire shares. As a result, the founders, officers and directors will have significant ability to:

•	elect or defeat the election of our directors;

•	amend or prevent amendment of our articles of incorporation or bylaws;

•	effect or prevent a merger, sale of assets or other corporate transaction; and

•	control the outcome of any other matter submitted to the stockholders for vote.

As a result of this ownership and position, our founders, officers and directors are able to significantly influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, sales of significant amounts of shares held by any or all of our founders, officers and directors, or the prospect of these sales, could adversely affect the market price of our common stock. Stock ownership by our founders and management may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

We do not expect to pay dividends. Therefore, you may not rely on your ownership of our stock as a source of income.

We do not anticipate paying cash dividends in the foreseeable future. Therefore, you may not rely on ownership of our stock as a source of income.

DESCRIPTION OF SECURITIES

Our authorized capital stock currently consists of 50 Million shares of common stock, par value $0.0001 per share, and 10 Million shares of preferred stock, par value $0.0001 per share, the rights and preferences of which may be established from time to time by our Board of Directors. As of the date of this Report, (including shares to be issued in a stock dividend with an August 18, 2003 record date) 23,636,088 shares of our common stock are issued and outstanding, options and warrants to purchase an additional 4,766,472 shares of common stock are issued and outstanding, and no other securities, including, without limitation, any preferred stock, convertible securities, options, warrants, promissory notes or debentures are outstanding.

The description of our securities contained herein is a summary only and may be exclusive of certain information that may be important to you. For more complete information, you should read our Certificate of Incorporation, together with our corporate bylaws.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any shares of preferred stock outstanding at the time, holders of our common stock are entitled to receive dividends ratably, if any, as may be declared from time to time by our board of directors out of funds legally available therefore.

Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably, our net assets available after the payment of:

a.	all secured liabilities, including any then outstanding secured debt securities which we may have issued through such time;

b.	all unsecured liabilities, including any then unsecured outstanding secured debt securities which we may have issued through such time; and

c.	all liquidation preferences on any then outstanding preferred stock.

Holders of our common stock have no preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock. The outstanding shares of our common stock are, and the shares offered by us in this offering will be, when issued and paid for, duly authorized, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Preferred Stock

Our board of directors is authorized, without further stockholder approval, to issue up to 10 Million shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of these shares, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, and to fix the number of shares constituting any series and the designations of these series. These shares may have rights senior to our common stock. The issuance of preferred stock may have the effect of delaying or preventing a change in control of us. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of our common stock. At present, we have no plans to issue any shares of our preferred stock.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(a) and (b) Financial Statements and Pro Forma Financial Information

The assets of Registrant consist primarily of software which it owns to conduct its business. MRT, the Registrant’s wholly-owned subsidiary has never had its financial statements audited. Consequently, no financial statements are filed with this Report. The Registrant intends to have an audit conducted and to file all required financial statements and pro forma financial information within sixty days after filing this Report on Form 8-K, at which time the Registrant intends to amend this Form 8-K to include all required financial information.

(c)  EXHIBITS

2.1	Articles of Merger dated July 30, 2003 between Registrant and Asphalt Paving International, Inc.

2.2	Articles of Share Exchange dated July 30, 2003 between Registrant and Mobile Reach Technologies, Inc.

3.1	Certificate of Incorporation of Registrant.

3.2	Bylaws of Registrant.

10.1	2003 Equity Compensation Plan of Registrant.

10.2	Executive Employment Agreement between Mobile Reach Technologies, Inc. and Michael Hewitt dated December 23, 2002.

10.3	Special Terms and Conditions of Employment between Mobile Reach Technologies, Inc. and Michael Hewitt dated December 23, 2002.

10.4	Amended Standard Terms of Employment between Mobile Reach Technologies, Inc. and Mark Lloyd dated January 1, 2003.

10.5	Amended Special Terms and Conditions of Employment between Mobile Reach Technologies, Inc. and Mark Lloyd, dated January 1, 2003.

ITEM 8. CHANGE IN FISCAL YEAR.

The Registrant has elected to have a fiscal year end of July 31st. This was the fiscal year end of API prior to its merger into the Registrant. The fiscal year of MRT had been December 31st.

The Registrant will file financial statements for the period ended July 31, 2003 on its Form 10-K within ninety days after July 31, 2003.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Mobile Reach International, Inc.

By:	/s/ Michael J. Hewitt

Michael J. Hewitt
President and Chief Executive Officer

Date: August 14, 2003

FORM 8-K EXHIBITS

2.1	Articles of Merger of Asphalt Paving International, Inc.

2.2	Articles of Share Exchange between Mobile Reach International, Inc. and Mobile Reach Technologies, Inc.

3.1	Certificate of Incorporation of Mobile Reach International, Inc.

3.2	Bylaws of Mobile Reach International, Inc.

10.1	Mobile Reach International, Inc. 2003 Equity Compensation Plan

10.2	Executive Employment Agreement by and between Mobile Reach Technologies, Inc. and Michael J. Hewitt

10.3	Special Terms and Conditions of Employment Agreement by and between Mobile Reach Technologies, Inc. and Michael J. Hewitt

10.4	Amended Standard Terms of Employment – All Employees between Mobile Reach Technologies, Inc. and Mark J. Lloyd

10.5	Amended Special Terms and Conditions of Employment between Mobile Reach Technologies, Inc. and Mark J. Lloyd